Exhibit 16.1

November 1, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: Artificial Intelligence Technology Solutions, Inc.

Dear Sir or Madam:

We have read the statements made by Artificial Intelligence Technology Solutions, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated November 1, 2019. We agree with the statements disclosed under Item 4.01 in such Form 8-K insofar as they relate to our Firm.

We have no basis on which to agree or disagree with the other statements contained in the Form 8-K.

Very truly yours,

/s/ Fruci & Associates II, PLLC

Spokane, Washington